Exhibit 10.53

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

OPTION and LICENSE AGREEMENT

This Option and License Agreement (this “Agreement”), is entered into as of July 5, 2001 (the “Effective Date”) by and between Sanquin Blood Supply Foundation for the purpose of this agreement acting through her division CLB-Research and Development, formed under the laws of the Netherlands (hereinafter referred to as “CLB”) and Seattle Genetics, Inc., a Delaware corporation (hereinafter referred to as “SGI”).

RECITALS

A. CLB owns intellectual property rights relating to certain antibodies directed toward CD70 described in this Agreement;

B. SGI desires to acquire access to the antibodies for research and development purposes and an option to a worldwide exclusive license to the antibodies.

C. CLB is willing to provide SGI with access to the antibodies and to grant SGI an option to acquire a worldwide exclusive license in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

The parties hereto agree as follows:

1. Definitions

“Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with another entity, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity; and a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity.

“Antibodies” shall mean the antibodies identified on Exhibit A and any other antibodies directed toward human and murine CD70 that are owned or controlled by CLB now or in the future.

“Antibody Technology” shall mean all rights to the Antibodies including, but not limited to:

(a) the patents and patent applications currently existing or filed hereafter covering the Antibodies, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; and

(b) all trade secrets and other information , including but not limited to present and future techniques, inventions, discoveries, developments, practices, methods, formulations, specifications, processes, apparatus, knowledge, know-how, skill, biological materials, design data, pharmacological, toxicological and clinical test data, sequence data, analytical and quality control data, manufacturing data and all other information and data relating to the Antibodies including, the hybridoma cell line expressing each Antibody;

provided, however, that Antibody Technology shall not include trade secrets and other information that is specifically and solely related to the Reagents Programme.

“Approval” shall mean all approvals, licenses, registrations and authorizations of all governmental agencies in a country necessary for the manufacture, use or sale of a Licensed Product in the applicable country.

“Confidential Information” shall have the meaning assigned thereto in Section 11.

“First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale for use or consumption by the general public of such product in any country following Approval, or otherwise permitted, by the governing health authority of such country. “First Commercial Sale” shall not include the sale of any Licensed Product for use in clinical trials or research.

“License” shall have the meaning assigned thereto in Section 4.2.

“Licensed Products” shall mean any product incorporating the Antibodies or derived from the Antibodies or their sequences.

“Net Sales” shall mean the amount actually received by SGI or its Affiliates or sublicensees for the sale to an unaffiliated third party of a Licensed Product, less the following deductions for amounts actually incurred related to the sale:

(a) [***]

(b) [***].

In the event that a Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by [***].

As used above, the term “Combination Product” shall mean any pharmaceutical product which comprises a Licensed Product and any other active compounds and/or ingredients.

Net Sales shall not include transfer of Licensed Products at or below cost by or on behalf of SGI in connection with research or clinical trials.

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“Option” means the option granted by CLB to SGI pursuant to the provisions of Section 4.1 hereof to obtain the licenses under Section 4.2 hereof.

“Option Period” means, the period commencing as of the Effective Date and continuing for a period of [***] unless terminated earlier pursuant to the provisions of Section 4.1 below.

“Phase II Clinical Trial” shall mean a human clinical trial for which a primary endpoint is a preliminary determination of efficacy in patients with the disease being studied as required in 21 C.F.R. §312, or a similar clinical study prescribed by the regulatory authorities in a country other than the United States. Any well-controlled study intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable marketing applications (such as a combined Phase II Clinical Trial/ Phase III Clinical Trial, or any Phase III Clinical Trial in lieu of a Phase II Clinical Trial) (a “Pivotal Study”) shall automatically be deemed to have reached Phase II status. A Phase II Clinical Trial shall be deemed to have commenced when the first patient in the study has been enrolled.

“Phase III Clinical Trial” shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied as required in 21 C.F.R. §312, or similar clinical study prescribed by the regulatory authorities in a country other than the United States. A Phase III Clinical Trial shall also include any other human clinical trial intended as a Pivotal Study, whether or not such study is a traditional Phase III Clinical Trial. A Phase III Clinical Trial shall be deemed to have commenced when the first patient has been enrolled in a Pivotal Study.

“Reagents Programme” shall mean any kits or reagents for in vitro diagnostic and research use, currently and prospectively listed and offered for sale in CLB’s standard Immune Reagents Product List.

2. Delivery of Antibodies and Hybridomas. CLB shall deliver to SGI 5 mg of each of the Antibodies, and hybridomas for each within [***] following the Effective Date.

3. Use of Antibodies. As of the Effective Date, CLB grants to SGI a non-exclusive, non-sublicensable, worldwide license to use the Antibodies solely for research purposes. SGI shall use the Antibodies in compliance with all applicable federal, state and local laws and regulations. No other license with regards to the Antibodies shall be granted or implied unless and until the Option is exercised by SGI.

4. Option and License Grant.

4.1 Option Grant and Exercise. Subject to the terms of this Agreement, CLB hereby grants to SGI and its Affiliates an Option to acquire the License set forth in Section 4.2 below with respect to the Antibodies and Antibody Technology. At any time during the Option Period, SGI may provide written notice to CLB that it wishes to acquire such License for the

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Antibodies and Antibody Technology. SGI shall be able to terminate the Option for any reason by giving [***] advance written notice to CLB during the Option Period.

4.2 License Grant. If (i) SGI elects to exercise its Option to acquire a License with respect to the Antibody Technology pursuant to Section 4.1 and (ii) SGI pays the Option exercise fee pursuant to Section 6.1.2 below, then subject to the terms and conditions of this Agreement, and commencing as of the date that SGI has both (i) so informed CLB in writing of such Option exercise and (ii) paid the Option exercise fee, CLB is automatically deemed to grant, and in such event hereby grants, to SGI, a worldwide, exclusive, non-transferable, royalty-bearing license, with the right to sublicense, to develop, make, have made, import, have imported, use, offer for sale, sell or otherwise distribute Licensed Products (a “License”). The date upon which a License is granted with respect to the Antibody Technology under this Section 4.2 is referred to herein as the “License Date”.

5. Reservation. The License granted in Section 4.2 is subject to rights reserved by CLB to [***].

6. Payments

6.1 Option Fees.

6.1.1. SGI shall pay CLB a fee of [***].

6.1.2. SGI shall pay CLB a fee of [***].

6.1.3. SGI shall pay CLB a maintenance fee of [***].

6.2 License Fee. SGI shall pay CLB a license fee of [***].

6.3 Milestone Payments. Within [***] following the occurrence of each of the events specified below for the first Licensed Product only, SGI shall pay to CLB the following amounts:

Milestone	Payment
1. [***]	[***]

2. [***]	[***]

3. [***]	[***]

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6.4 Royalties

6.4.1 SGI shall pay CLB a royalty equal to [***] on Net Sales of Licensed Products, commencing with the First Commercial Sale of a Licensed Product.

6.4.2 Royalties shall be calculated on a [***] basis and shall be due and payable within [***] after the end of such calendar quarter. Such royalties shall be calculated on the Net Sales in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars, on the basis of the [***]. SGI shall withhold any taxes on such royalties as required by law.

6.4.3 SGI shall furnish to CLB a written report which includes financial information relevant to the calculation of royalties, including the relevant, current standard list prices. Such reports shall be due together with the royalty payments under Section 6.4.1 within [***] after the end of each calendar quarter.

6.4.4 SGI shall, and SGI shall cause its Affiliates and sublicensees to, keep full, complete and proper records and accounts of Net Sales of Licensed Products in sufficient detail to enable the royalties payable to CLB to be determined by an independent audit. Upon reasonable notice to SGI, CLB shall have the right to have an independent certified public accountant audit SGI’s or its Affiliates’ records pertaining to Licensed Products during normal business hours to verify the royalties payable pursuant to this Agreement; provided, however, that (a) such audit shall not take place more frequently than [***] a year and (b) shall not cover such records for more than the preceding [***]. Such audits shall be at [***]. SGI shall, and SGI shall cause its Affiliates and sublicensees to, preserve and maintain all such records and accounts required for audit for a period of [***] after the quarter to which such records and accounts apply.

7. Commercial Development

7.1 SGI shall, upon CLB’s request, keep CLB generally informed of SGI’s and its Affiliates’ updated development plans for Licensed Products, including SGI’s and its Affiliates’ and sublicensees’ planned timing for Licensed Product launch dates. All dates and other information provided by SGI to CLB shall be Confidential Information (as defined below), shall be used by CLB for planning purposes only and shall be subject to modification by SGI, at any time, based on its or its Affiliates’ and sublicensees’ actual progress in the development process.

7.2 SGI shall provide CLB with notice of Approvals received by SGI or its Affiliates or sublicensees’ regarding Licensed Products.

8. Governmental Approvals. SGI shall be responsible for obtaining all necessary governmental Approvals for the development, testing, production, distribution, sale and use of Licensed Products, as applicable, in any country where Licensed Products shall be manufactured

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or sold or otherwise distributed. CLB agrees to provide SGI, at SGI’s expense, with any assistance reasonably requested by SGI, in obtaining such governmental Approvals.

9. Representations and Warranties

9.1 Representations of SGI. SGI hereby represents and warrants to CLB as follows: SGI has full power and authority to enter into and perform this Agreement. This Agreement is a legal and valid obligation binding upon SGI and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by SGI does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2 Representations of CLB. CLB hereby represents and warrants to SGI as follows:

(a) CLB has full power and authority to enter into and perform this Agreement and grant the rights granted to SGI hereunder. This Agreement is a legal and valid obligation binding upon CLB and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by CLB, including but not limited to the grant of the licenses set forth herein, does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(b) CLB is the sole and exclusive owner of the Antibodies and Antibody Technology, free of any liens, encumbrances or ownership interests of any individual or entity, commercial, academic or otherwise. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereunder requires CLB to obtain any permits, authorizations or consents from any governmental body or from any other body, person, form or corporation and such execution, delivery and consummation shall not result in the breach of or give rise to cause for termination of any agreement or contract to which SGI or its Affiliates may be a party. Neither CLB nor its Affiliates shall take any action after the Effective Date that would in any way restrict its legal right to grant to SGI the rights and licenses contemplated under this Agreement or otherwise conflict with such rights and licenses; and

(c) To the best of its actual knowledge, the Antibodies and Antibody Technology do not infringe or conflict with any patent or other proprietary right of any third party and there is no claim or basis therefor that might limit the use of the Antibodies and Antibody Technology as provided in the license grants to SGI herein.

10. Limitation of Liability. IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ANY ACT OR FAILURE TO ACT OF ANY

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NATURE BY EITHER PARTY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11. Confidentiality

11.1 “Confidential Information” shall mean any proprietary information that is specifically designated as such and that is disclosed by either party to the other in any form in connection with this Agreement. For a period of [***] from the date of disclosure, each party (a) shall treat as confidential all Confidential Information provided by the other party, (b) shall not use such Confidential Information except as expressly permitted under the terms of this Agreement or otherwise authorized in writing by the disclosing party, (c) shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of such Confidential Information and (d) shall not disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and shall in any event use no less than reasonable procedures and a reasonable degree of care.

11.2 Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information that:

(a) was generally known and available to the public domain at the time it was disclosed, or becomes generally known and available to the public domain through no fault of the receiving party;

(b) was known to the receiver at the time of disclosure as shown by the receiving party’s written records in existence at the time of disclosure;

(c) is disclosed with the prior written approval of the disclosing party;

(d) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and in a manner that is otherwise not in violation of the disclosing party’s rights;

(e) is disclosed as required by law, including without limitation any securities law, or pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiving party shall provide reasonable advance notice to enable the disclosing party to seek a protective order or otherwise prevent such disclosure; or

(f) is disclosed as required by law or regulation in obtaining government Approval to import, distribute or use Licensed Products in the manner authorized under this Agreement.

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12. Term and Termination

12.1 The term of this Agreement shall commence as of the Effective Date and shall continue in effect until the earlier of (a) termination of the Option by SGI pursuant to Section 4.1, (b) termination by either party pursuant to Section 12.2, (c) the [***] of the License Date if [***]; or (d) the [***] of the First Commercial Sale (the “[***]”); provided however that on the [***] the License shall survive termination and become royalty-free, fully paid-up and perpetual.

12.2 Either party may terminate this Agreement in the event of a material breach of the Agreement by the other party upon [***] written notice to the other party. The termination shall become effective at the end of the [***] period unless the other party cures such breach within such period. Subject to Section 13, each party’s right to so terminate shall be in addition to any remedies available for breach of contract.

12.3 Neither expiration or termination shall relieve either party of its rights or obligations accruing prior to such expiration or termination. All rights to the Antibodies and Antibody Technology shall revert to CLB upon termination of this Agreement pursuant to Section 12.1(a), 12.1(c) or termination by CLB pursuant to Section 12.2.

12.4 The provisions of Sections 10, 11 and 13, and the license granted pursuant to Section 12.1(c) shall survive the expiration or termination of this Agreement.

12.5 Within [***] after the expiration or termination of this Agreement, each party shall return any Confidential Information received from the other party.

13. General Provisions

13.1 CLB and SGI shall be independent contractors and shall not be deemed to be partners, joint venturers or each other’s agents, and neither party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.

13.2 This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral between the parties with respect to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document signed by both parties.

13.3 This Agreement shall not be assigned by either party without the prior written consent of the other party, except as part of a sale or transfer, by way of merger or otherwise, of all or substantially all of the business assets of such party to which this Agreement relates.

13.4 This Agreement shall be construed and enforced in accordance with the laws of the state of Washington, without giving effect to its or any other jurisdiction’s principles of conflicts of law. Any dispute or claim arising out of or in connection with this Agreement

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shall be resolved as follows: (a) for a period of [***] after a dispute arises the respective appropriate officers of the parties shall negotiate in good faith in an effort to resolve the dispute; and (b) if the dispute has not been resolved at the close of such [***] period, the matter will be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association, by one arbitrator appointed in accordance with said rules; provided, that if the parties cannot agree on the arbitrator, the dispute shall be resolved by a panel of three arbitrators, wherein each party shall appoint one arbitrator and those arbitrators shall in turn jointly appoint the third arbitrator. Judgment on an award rendered by an arbitrator or arbitrators may be entered in any court having jurisdiction. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this arbitration provision. Such arbitration shall be held in Seattle, Washington.

13.5 If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

13.6 Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party’s right to the future enforcement of its rights under this Agreement.

13.7 Any notice required or permitted by this Agreement to be given to either party shall be in writing and shall be deemed given when delivered personally, by confirmed telecopy to a fax number designated in writing by the party to whom notice is given, by delivery by a nationally recognized overnight courier service, or by registered, recorded or certified mail, return receipt requested, and addressed to the party to whom such notice is directed, at:

If to CLB:	CLB
Division Research and Development
Plesmanlaan 125
1066 CX Amsterdam
Facsimile: 020-512.32.52
Attention: F. Miedema

If to SGI:	Seattle Genetics, Inc.
22215 - 26th Avenue S.E.
Bothell, WA 98021-4425
Facsimile: (425) 489-4798
Attention: Chief Executive Officer

or at such other address or telecopy number as such party to whom notice is directed may designate to the other party in writing.

13.8 If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, ordinance, demand or

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requirement of any government agency, or any other act or condition beyond the control of the parties hereto, the party so affected, upon giving prompt notice to the other party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference and the performance of any obligations of the party not so affected which obligations are directly dependent upon such performance by the affected party, shall be tolled during such period.

13.9 This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CLB

By:	/s/ Frank Miedera
Frank Miedera
Its:	Director, R&D Division

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall
Clay B. Siegall
Its:	President & Chief Scientific Officer

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EXHIBIT A

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